Filed Pursuant to Rule 433
                                                         File No.: 333-130408-06


ML-CFC 2007-5 - New Issue $4.43bn Fixed Rate CMBS

ML-CFC Commercial Mortgage Trust 2007-5
Commercial Mortgage Pass-Through Certificates, Series 2007-5

Bookrunners:      Merrill Lynch, Countrywide
Co-Lead Managers: Merrill Lynch, Countrywide
Co-Managers:      KEY, IXIS, Bear, BofA
Rating Agencies:  Fitch, Moody's, S&P

Class    Size($mm)*    (F/M/S)    SubLvl   WAL   PrinWindow  PxTalk  Status
A-1        87.368    AAA/Aaa/AAA  30.000%    *******NOT OFFERED*******
A-2      [123.315]   AAA/Aaa/AAA  30.000%  4.87    57 - 60    S+17a   0.3x
A-3      [153.428]   AAA/Aaa/AAA  30.000%  7.61   81 - 112    S+25a   0.2x
A-SB      187.053    AAA/Aaa/AAA  30.000%  7.39   60 - 115    S+24a   0.2x
A-4    [1,335.152]   AAA/Aaa/AAA  30.000%  9.76  115 - 118    S+23a   0.5x
A1A     1,205.597    AAA/Aaa/AAA  30.000%    *******NOT OFFERED*******
AM       [441.702]   AAA/Aaa/AAA  20.000%  9.83  118 - 118    S+26a   0.2x
AJ       [386.490]   AAA/Aaa/AAA  11.250%  9.91  118 - 119    S+29a   0.2x
B          77.297     AA/Aa2/AA    9.500%  9.91  119 - 119    S+33a   0.5x
C          33.128    AA-/Aa3/AA-   8.750%  9.91  119 - 119    S+36a   0.6x
D          77.298      A/A2/A      7.000%  9.91  119 - 119    S+41a   1.0x

*Please note that certain class sizes have changed. Please consult the revised free writing prospectus to be disseminated on February 26, 2007 for further details.

**the sizes A-2, A-3, A-4, AM, and AJ will be determined by market demand up to the amount provided above.

**Final pricing may be in 1/2bp increments.

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The issuer has filed a registration statement (including a prospectus) with the
SEC (SEC File No. 333-130408) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-500-5408. Information in this material regarding any assets backing any securities described or referred to herein supersedes all prior information regarding such assets. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Countrywide Securities Corporation, IXIS Securities North America Inc., KeyBanc Capital Markets, a Division of McDonald Investments Inc., Banc of America Securities LLC and Bear, Stearns & Co. Inc. and their affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of this material may, from time to time, have long or short positions in, and buy and sell, the securities described or referred to herein or derivatives thereof (including options).

Any legends, disclaimers or other notices or language that may appear in the text of, at the bottom of, or attached to, an email communication to which this material may have been attached, that are substantially similar to or in the nature of the following disclaimers, statements or language, are not applicable to these materials and should be disregarded:

- disclaimers regarding accuracy or completeness of the information contained herein or restrictions as to reliance on the information contained herein by investors;
- disclaimers of responsibility or liability;
- statements requiring investors to read or acknowledge that they have read or understand the registration statement or any disclaimers or legends;
- language indicating that this communication is neither a prospectus nor an offer to sell or a solicitation or an offer to buy;
- statements that this information is privileged, confidential or otherwise restricted as to use or reliance; and
- a legend that information contained in these materials will be superseded or changed by the final prospectus, if the final prospectus is not delivered until after the date of the contract for sale.
Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via the e-mail system pursuant to which this communication is being transmitted.

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The information herein has been obtained from various sources. We do not guarantee its accuracy. Neither the information, recommendations or opinions expressed herein constitutes an offer to buy or sell any securities, futures, options, or investment products. Foreign currency denominated investments are subject to fluctuation in exchange rates that could have a positive or adverse effect on the investor's return.